Exhibit 99.A

News
For Immediate Release
El Paso Pipeline Partners Reports Substantial Increase in Distributable Cash Flow and Continued Earnings Growth for First Quarter 2011
HOUSTON, TEXAS, May 5, 2011—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today first quarter 2011 financial and operational results for the partnership.
Highlights:
-	$0.57 earnings per common unit for first quarter 2011, an 8 percent increase from first quarter 2010

-	$230 million adjusted EBITDA for the first quarter 2011, up 35 percent from first quarter 2010

-	$152 million distributable cash flow for first quarter 2011, a 67 percent increase from first quarter 2010

-	Completed acquisition of additional 25 percent interest in Southern Natural Gas (SNG)

-	Raised quarterly cash distributions to $0.46 per common unit for the first quarter 2011, a 21 percent increase from the first quarter of 2010
“We started 2011 the same way we finished 2010 — executing on our acquisition strategy and delivering significant growth in distributable cash flow,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “Our recent acquisition of additional interests in Southern Natural Gas provides unitholders with more exposure to one of the country’s best positioned pipelines and increases an asset base that consistently delivers very stable cash flows. We have made excellent progress towards our targets for the year, and will remain focused on execution as we move forward.”
A summary of financial results for the quarters ended March 31, 2011 and 2010 is as follows:

Financial Results

	Quarters Ended
	March 31,
($ in millions, except per-unit amount)	2011	2010
Operating revenues	$366	$333
Operating expenses
Operation and maintenance	92	83
Depreciation and amortization	41	34
Taxes, other than income	17	15

Operating income	216	201
Earnings from unconsolidated affiliates	4	5
Other income, net	2	15
Interest and debt expense, net	(59)	(35)
Affiliated interest income, net	—	1

Income before income taxes	163	187
Income tax expense	—	(2)

Net income	163	185
Net income attributable to noncontrolling interests	(48)	(69)

Net income attributable to EPB[1]	$115	$116

Net income attributable to limited partners	$103	$70

Net income attributable to EPB per common unit—basic and diluted	$0.57	$0.53

Weighted average common units outstanding[2]	180	106

[1]	For the quarter ended March 31, 2020, amount includes $43 million of pre-acquisition earnings, which were attributable solely to the general partner.

[2]	All 27.7 million subordinated units were converted to common units on a one-for-one basis effective January 3, 2011.

Financial Results
Revenues and operating income for the first quarter 2011 increased 10 percent and 7 percent, respectively, from the same period in 2010. These increases were driven by the completion of several organic growth projects that went into service throughout 2010 including the Southern LNG (SLNG) Elba Phase IIIA expansion, the Elba Express Pipeline, the WIC System Expansion, and the CIG Raton 2010 Expansion.
Net income attributable to the limited partners was $103 million and $70 million for the first quarter 2011 and first quarter 2010, respectively, or an increase of 47 percent. Earnings per common unit increased 8 percent to $0.57. These increases were primarily the result of the acquisition of SLNG and Elba Express, as well as additional interests in SNG.
Adjusted EBITDA for the first quarter 2011 grew 35 percent from the first quarter 2010 to $230 million, and distributable cash flow of $152 million for the first quarter 2011 represents 67 percent increase from the same period in 2010. Distribution coverage for the first quarter 2011 was 1.5 times.
The primary drivers for the quarter-to-quarter increase in Adjusted EBITDA and distributable cash flow were the acquisition of an additional 49 percent member interest in both SLNG and Elba Express in November 2010, the acquisition of an aggregate 35 percent additional interest in SNG in June and November 2010, and the completion of the previously mentioned organic growth projects during 2010.
First Quarter 2011 Acquisition
On March 14, 2011, El Paso Pipeline Partners completed its acquisition of an additional 25-percent interest in SNG for $667 million in cash. Following the acquisition, El Paso Pipeline Partners now owns an aggregate 85 percent general partner interest in SNG.
Interest and Debt Expense
For the first quarter 2011, interest and debt expense increased $24 million from the same period in 2010. The higher interest expense is due to the issuance of debt during 2010 that was used to partially finance the acquisition of SLNG and Elba Express and additional interests in SNG, with the balance used to retire debt associated with the construction of Elba Express and to reduce outstanding borrowings on EPB’s revolving credit facility.
Capital Expenditures
During the first quarter 2011, El Paso Pipeline Partners invested $48 million of growth capital, primarily for Phase II of SNG’s South System III expansion project. Maintenance capital expenditures for the first quarter 2011 totaled $20 million.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast to review its first quarter 2011 results, on May 5, 2011, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (877) 221-9108 (conference ID #60270268) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will also be available through May 13, 2011 by dialing (800) 642-1687 (conference ID #60270268). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements are available in the Investors section of its Web site at www.eppipelinepartners.com. The partnership’s March 31, 2011, Form 10-Q will be available online once it is filed. Copies of all filed documents, including the partnership’s Annual Reports on Form 10-K are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation currently owns a 45 percent limited partner interest and 2 percent general partner interest in the partnership. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, L.L.C. (WIC), Southern LNG Company, L.L.C. (SLNG), El Paso Elba Express Company, L.L.C. (Elba Express), an 85 percent interest in Southern Natural Gas Company (SNG), and a 58 percent interest in Colorado Interstate Gas Company (CIG). WIC and CIG are interstate pipeline systems serving the Rocky Mountain region; SLNG owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia; and both Elba Express and SNG are interstate pipeline systems serving the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso Pipeline Partners’ Financial and Operational Reporting Package, which will be posted at www.eppipelinepartners.com in the Investors section.
We use the non-GAAP financial measure Distributable Cash Flow as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, pre-acquisition undistributed earnings from consolidated subsidiaries and other income and expenses, net, which primarily includes deferred revenue, a non-cash allowance for equity funds used during construction (AFUDC equity) and other non-cash items.
We use earnings before interest and taxes, or EBIT, as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT is useful to investors as it provides them with the same measure used by management to evaluate our performance and allows investors to evaluate our operating results without regard to our financing methods or capital structure. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net of interest income, affiliate interest income and expense, net, income tax expense, and net income attributable to non-controlling interests.
Adjusted EBITDA is defined as net income adjusted for (i) income tax expense (ii) interest and debt expense, net of interest income, (iii) affiliated interest income, net of affiliated interest expense, (iv) depreciation and amortization expense, (v) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (vi) earnings from unconsolidated affiliates, and (vii) distributions declared by majority-owned subsidiaries to El Paso Corporation for the applicable period.
We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per unit, operating income, cash flow from operating activities or other measures of financial performance presented in accordance with GAAP. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor should they be equated to available cash as defined in our partnership agreement.

	Quarters Ended
Non-GAAP Reconciliation Schedule	March 31,
($ millions)	2011	2010
Net income	$163	$185
Net income attributable to noncontrolling interest	(48)	(69)

Net income attributable to EPB	115	116
Add: Income tax expense	—	2
Add: Interest and debt expense, net	59	35
Less: Affiliated interest income, net	—	(1)

Earnings before interest expense and income taxes (EBIT)	174	152
Add: Depreciation and amortization	41	34
Distributions declared by unconsolidated affiliates	5	4
Net Income attributable to noncontrolling interest	48	69
Less: Earnings from unconsolidated affiliates	(4)	(5)
Distributions declared by majority-owned subsidiaries to El Paso Corporation[1]	(34)	(83)

Adjusted EBITDA	$230	$171
Less: Cash interest expense, net	(57)	(37)
Maintenance capital expenditures	(20)	(11)
Pre-acquisition undistributed earnings from consolidated subsidiaries[2]	—	(11)
Other, net[3]	(1)	(21)

Distributable cash flow	$152	$91

[1]	In 1Q 2011, declared distributions include $22 million from CIG and $12 million from SNG. In 1Q 2010 declared distributions include $24 million from CIG, $8 million from SLNG and $51 million from SNG.

[2]	The 2010 amount represents SNG’s undistributed earnings prior to the November 2010 acquisition by EPB.

[3]	Includes certain non-cash items such as deferred revenue, AFUDC equity income, and other items. Other, net includes a $5 million reserve for Elba Express’ undistributed earnings in 1Q 2010.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to meet our 2011 projections and guidance; our ability to complete planned asset purchases from El Paso Corporation; volatility in, and access to capital markets, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct such projects on a timely basis and within estimated costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor & Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906